CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus in this Pre-Effective Amendment No. 1 to the Registration Statement No. 333-76130 on Form S-6 of (1) our report dated February 6, 2002 relating to the financial statements of Separate Account FP of The Equitable Life Assurance Society of the United States for the year ended December 31, 2001, and (2) our report dated February 6, 2002 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 2001, which reports appear in such Prospectus. We also consent to the reference to us under the heading "Financial statements of Separate Account FP and Equitable Life" in the Prospectus.



------------------------------
/s/ PricewaterhouseCoopers LLP
New York, New York
March 21, 2002